Exhibit 99.2

NYSE Euronext (NYX)

Second Quarter Earnings Conference Call Transcript, August 1, 2008

Operator: Good day, ladies and gentlemen, and welcome to the second quarter and first half 2008 NYSE Euronext earnings conference call. My name is Carissa and I will be your operator today. At this time, all participants are in a listen-only mode. We will be facilitating a question and answer session towards the end of this conference.

Effie Epstein, NYSE Euronext

Good morning. I’m Effie Epstein with Investor Relations at NYSE Euronext. Welcome to our conference call for NYSE Euronext’s second quarter 2008 results, which were outlined in a press release issued earlier this morning.

During this call, our comments may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause NYSE Euronext’s actual results to differ materially from those in the statements. These forward-looking statements speak as of today, and you should not rely on them as representing our views in the future. Please refer to our SEC filings for a full discussion of the risk factors that may affect any forward-looking statements.

Except for any obligation to disclose material information under the federal securities laws, NYSE Euronext undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after this conference call.

Please note that the results of operations of Euronext NV for the second quarter of 2008 are reported under U.S. GAAP and incorporated in today’s earnings press release under the caption “European Operations” in the accounting tables.

We will discuss non-GAAP financial measures during this call. These non-GAAP measures are fully reconciled in the tables attached to the text of the release. We believe that these tables provide investors useful information about our business trends. However, our non-GAAP measures do not replace and are not superior to GAAP measures. With me on today’s call are:

•	Duncan Niederauer, Chief Executive Officer;

•	Michael Geltzeiler, Group Executive Vice President and Chief Financial Officer;

•	Larry Leibowitz, Group Executive Vice President, Head of US Markets and Global Technology;

•	John Halvey, Group Executive Vice President and General Counsel; and

•	Stephane Biehler, Chief Accounting Officer and Corporate Controller.

I’ll now turn the call over to Duncan. At the conclusion of our prepared remarks, we will take your questions.

Duncan Niederauer – NYSE Euronext, Chief Executive Officer

Good job, Effie. Thank you. Good morning, everyone, and thanks for joining the quarterly call. Following some brief initial remarks, I’ll turn the call over to our new CFO, Mike Geltzeiler, who will provide more detail on our second quarter 2008 results. I’ll then offer a few thoughts on our performance and ongoing activities before taking questions. Let me apologize in advance for being a little hoarse this morning. When you hear everything we have going on, you may think that it is our collective exhaustion manifesting itself. I may be exhausted, but it has nothing to do with that, it has a lot more to do with last night’s Bruce Springsteen concert.

As you noticed, Effie Epstein did a great job with the introduction in place of Gary Stein, our now former head of investor relations who left us a few weeks ago to join Apollo Management in the same capacity. Gary did a great job for the company and for our shareholders. We wish him well and expect that he’ll bring Apollo to list with us when they’re ready to go public. Currently, we are conducting a search for his successor.

NYSE Euronext performed well in the second quarter of 2008, during which we celebrated the first anniversary of the merger of the NYSE and Euronext. Strong trading activity and an ongoing focus on expense management contributed to gains in revenue, net income and earnings per share compared to the second quarter of 2007. We experienced steady customer demand across our diverse businesses and demonstrated our ability to post gains even in the most challenging market conditions.

We’re in a complex business, and with all we’ve been doing I understand that it might be difficult for analysts, investors and others to completely get their arms around our story. I’ve asked Mike to provide greater financial transparency regarding our operations and initiatives in his comments. This is something we hope to continue to do moving forward.

Company-wide, we remain focused on realizing balanced revenue growth across our businesses; operating more efficiently and controlling expenses; executing our strategic business plan and identifying new opportunities that produce value; and improving our competitive position in the US and Europe. We are making great progress on all fronts, yet there’s still more to accomplish.

We’re well on our way to delivering the merger-related $250 million in technology run-rate savings and $25 million in non-technology run-rate savings by the end of 2010. While we are cutting costs, we continue to invest in technology to better serve our customers, to deliver new products and services, and to improve our competitive position. This is essential to grow and differentiate our franchise.

Our goal is to become the most integrated, diversified, customer focused, and technologically innovative company in the global exchange industry. With that in mind, we have expanded our global footprint with our investment in Qatar’s Doha Securities Market, launched our Advanced Trading Solutions commercial technology platform, laid the groundwork for our US futures business, and won the overwhelming approval of American Stock Exchange members on the pending merger—all in the second quarter. We view these efforts to be long-term building blocks for our business.

In addition to using capital to grow our franchise, we remain committed to providing returns to our shareholders. Following the close of the Amex transaction which is expected to close during the second quarter, we intend to implement the previously announced $1 billion dollar stock repurchase program, subject to other conditions including strategic and credit considerations.

Yesterday, the NYSE Euronext Board of Directors voted, upon closure of the Amex merger, to immediately remove the transfer restrictions on the remaining 41.8 million common shares issued in connection with the merger of NYSE and Archipelago two years ago.

In conjunction with SunGard’s announcement made earlier today to acquire GL trade; NYSE Euronext will sell our 40% ownership stake in GL Trade to SunGard. Upon completion of the transaction, NYSE Euronext would generate $250 million in cash.

Also, the litigation related to the former NYSE Chairman and CEO is over. With this, the GAAP results for the second quarter were favorably impacted by the reversal of a $36 million accrual.

As the first truly global, multi-asset and multi-product exchange group, we are headed in the right direction to realize our full potential. We have a sound plan and management team in place, a strong balance sheet to support our growth, a very strong brand and competitive position, and a clear vision of the future that others are eager to replicate.

I do expect us to be operating with even greater efficiency and productivity by the end of 2009, as we work toward the consolidation of our data centers and complete the integration of our cash trading businesses on to a single platform.

While there’s more work to do ahead, we are growing, executing on our strategy, delivering efficiencies, and capitalizing on new growth opportunities. And we are confident in our ability to produce even greater value for customers and shareholders.

I will now turn the call over to Mike Geltzeiler.

Michael Geltzeiler, NYSE Euronext, Chief Financial Officer

Thank you Duncan, and good morning. I joined the company in mid-June as Group EVP & Chief Financial Officer. I am pleased to be part of such a reputable organization during a period of significant transformation and have jumped in with both feet.

In my remarks, I will briefly review our financial performance for the quarter; provide financial transparency on our integration efforts and other strategic initiatives; and discuss our debt position, as well as several initiatives involving our capital structure.

The company reported second quarter net income of $195 million or $0.73 per share, which is 21% above the second quarter last year. The NYSE Group and Euronext merger closed on April 4 last year, so these figures represent a full quarter for both years. However, this year’s quarterly figures include a $38 million pre-tax charge for merger expenses and exit costs, related primarily to staff downsizing initiatives, as compared to a $16 million pre-tax charge in the comparable period a year ago; and a $36 million pre-tax or 7 cent per share benefit from termination of litigation relating to our former Chairman and CEO. On a pro forma non-GAAP basis, excluding merger expenses and exit costs and other non-recurring items, net income for the quarter would have been $200 million or $0.75 per diluted share, a 17% increase versus the adjusted prior year figure.

On a non-GAAP basis, pro forma revenues for the second quarter were $1.1 billion, up $137 million or 14% versus Q2 last year. Revenues, net of activity assessment fees, acquisitions and dispositions, and the impact of foreign exchange, rose $114 million or 12%. This growth was driven primarily by higher cash and derivative trading revenues. Although volumes were generally lower than the record levels achieved during the first quarter, global transaction volumes increased year-over-year for both cash and derivatives.

Overall, reported costs were higher as a result of the weak dollar, incremental restructuring costs, and increased outlays for liquidity payments and routing & clearing fees. On a normalized basis – that is taking the pro forma non-GAAP results and excluding the impact of exchange rates as well as the impact of acquisitions and dispositions—fixed operating expenses were $19 million below second quarter last year and approximately $5 million below the first quarter of 2008. The latter is favorable, considering that the second quarter is typically a seasonably higher expense quarter. Second quarter operating income on a normalized basis was up 10% versus prior year.

Our effective tax rate for NYSE Euronext on a non-GAAP basis was 27% this quarter versus 32% in Q2 2007. This was a result of a favorable mix of foreign versus US income and fully affecting some tax synergies realized as part of the merger. We are updating our full year effective tax rate guidance to 29%.

We continue to make progress on our cost savings initiative. As we have previously stated, our commitment is to realize at least $250 million in run-rate technology related savings and $25 million in non-technology run-rate savings related to the NYSE and Euronext merger by the end of 2010. The baseline for this savings is the pre-merger expense base. As reported last quarter, we exceeded our interim goal having achieved $70 million of run rate technology savings by Q1 2008.

The next milestone is an incremental $50 million of savings by the end of Q1 2009. This $50 million will include initiatives such as eliminating approximately 230 or nearly half our non-stop systems, versus the 17% we had reduced as of April 2008; and insourcing AEMS.

In addition, as indicated when the NYSE merger was first announced, we plan to incur considerable transitional costs to implement the new technology platform and affect synergy savings. Severance and termination costs are being classified as merger expenses and exit costs; however, integration related costs are reported with our normal operating expense. These include consultants, dedicated integration teams, and overlapping data center and parallel processing costs until we fully migrate on to the UTP, into the new data centers and on the unified global network.

For the second quarter we have spent approximately $5 million on integration costs and expect the integration activity to accelerate in the second half of the year. We are also investing in capital expenditures and operating leases to increase systems capacity to handle increased volumes and reduce latency for our global cash equity customers.

Of our proposed 2008 capital expenditure budget of $66 million for excess capacity outlays, we have spent $21 million through June 30th . The incremental operating costs associated with these capacity expenditures was $4 million for the quarter.

In addition to the capacity investments, we also have plans for the second half of this year to deploy our SFTI network in Europe, establish a technology platform for NYSE Liffe, our US futures business, and to respond to larger broker/dealer client requests to co-locate their trade processing on site with our applications. These value added services will increase our cost base but also generate incremental revenues.

On the non-technology front, we have exceeded the $25 million synergy figure initially targeted at the time of the merger. Beyond the headcount and other reductions realized during fiscal 2007, we have accelerated the non-technology reengineering efforts in the first half of 2008. During the second quarter we concluded a voluntary resignation program in the US which resulted in over 200 staff agreeing to terms, nearly 50% of those eligible for the program. About 75 of these individuals left at June 30th , with the remainder scheduled to depart over the next 18 months. A number of these individuals are in the IT and operations area, where we have timed their departure with completion of transformational initiatives such as UTP and other technology integration efforts. We expect the voluntary program to save us $6 million in 2008, over $20 million in 2009 and in excess of $30 million by 2010 and beyond.

Additionally, European headcount is also lower and additional integration opportunities will arise as we merge AEMS with the European IT organization. These savings are in addition to the occupancy, marketing and insurance synergies, totaling approximately $19 million, which we discussed on the previous call.

On the strategic initiative front, we felt it would be beneficial to provide some additional color on the financial implications for this year and next.

1.	AEMS transaction: In July we filed an 8K upon finalizing the commercial terms to purchase the 50% of AEMS that we do not currently own. Today we account for AEMS on an equity accounting basis. Once the transaction closes, which we anticipate to be in August, we will be consolidating AEMS in our financials. The purchase price will be Euro 282 million, less the expected cash balance of around Euro 130 million, so net cash out is approximately euro 152 million or $240 million. Once consolidated, we will save the margin AEMS previously charged on NYSE Euronext for system support, realize integration synergies, and benefit fully from external development performed for over 15 non-NYSE Euronext cash and derivative exchanges around the world. The current external revenues baseline at about $80 million, with target margins of 10 to 12%.

2.	Amex transaction: Having received overwhelming approval from the Amex members, we await regulatory approval from the SEC before proceeding with what we believe will be a September close. As previously reported, AMEX was in a substantial loss position, attributed to declining market share and relatively weak infrastructure. Integration plans are in an advanced stage and we are confident we will realize the targeted $100 million in run rate savings enabling this purchase to be accretive by year-end 2009. However, given the transition period necessary to realize the staff, systems and occupancy cost savings, we expect losses following closing to approximate $4 to $5 million a month for the remainder of this year.

3.	Wombat: The Wombat acquisition closed in March 2008 and this quarter represents the first period we have reported full financial results. Revenues of $9 million this quarter were in line with expectations and considerably above their pro forma levels of last year. As part of the transaction and in an effort to retain key personnel, one time restricted stock grants were provided, which together with the amortization of intangibles arising from the transaction and some one-time transitional costs, we incurred additional costs of $6 million in the quarter. These costs were expected, which is why, upon announcement, we estimated that the transaction would not be accretive until 2009.

4.	NYSE Liffe / metals complex – As Duncan explained earlier, these items are related, and together provide the cornerstone for our new US futures business called NYSE Liffe. We will not begin reporting financials related to the precious metals complex until the CFTC approves our DCM application, which we expect will be the third quarter. Meanwhile, we will continue to invest in personnel, products and in particular technology, to establish a broader presence in this arena. It is early in the process but we expect to spend approximately $15 million over the course of this year on this initiative.

Finally, I would like to comment on our debt position and some initiatives involving our capital structure. Total debt at June 30th was $3 billion, relatively flat from the March 2008 balance. Cash on hand was $1.3 billion, about $300 million below the March level.

During the second quarter we purchased the remaining minority stake in Euronext N.V. for $385 million and completed the acquisition of a 5% stake in the Multi Commodity Exchange of India for $50 million. We also refinanced approximately $2 billion of floating rate commercial paper with 7 and 5 year bond offerings of euro 750 million and $750 million, respectively.

These offerings enabled NYSE Euronext to lengthen the maturity profile of its debt and to fix approximately 65% of its total debt at a very attractive weighted average interest rate of 5.1%. The variable interest rate on our commercial paper averaged 3.7% for the second quarter. Thus, the decision to fix our interest rates and control future interest rate volatility is costing the company approximately $7 million a quarter from today’s variable rates but was the prudent course of action.

As Duncan indicated, we are confirming our intentions to execute the authorized $1 billion stock buyback subject to strategic and credit considerations. This buyback cannot commence until the AMEX deal closes, which again is estimated to be in September.

Yesterday, our board approved a resolution to remove the lock-up restrictions on the remaining 41.8 million shares issued as part of the transaction between NYSE and Archipelago, effective upon the closing date of the AMEX transaction. These shares were previously restricted until March 2009. We expect to be in the market acquiring shares at the time the share issuance is made to AMEX shareholders and the ARCA share lock-up is removed.

I will turn the call back to Duncan and then we will take your questions.

Duncan Niederauer

Thank you, Mike. As you have heard, we continue to be in the midst of a major transformation within an industry that is itself undergoing significant change.

While financial markets have been weak for some time, NYSE Euronext has shown an ability to produce revenue gains in good and bad markets. Our results, including continued top and bottom line growth, and very strong balance sheet underscore that we are not a typical financial services company. The fact that our stock price seems to rise and fall with that sector is a source of frustration not only for us, but for our exchange peers as well.

In my time as CEO, I’ve come to believe that NYSE Euronext is one of the world’s best known and respected brands, yet we need to continue to differentiate ourselves and tell our story.

We are more than our New York trading floor. NYSE Euronext is a young public company which is transforming itself into a truly global, highly diversified, technology-driven and customer-focused enterprise.

Complementing our commercial technology relationships in Japan and South East Asia, our investment in Qatar gives us an outstanding partner and strategic presence in the Middle East as well as revenue potentially associated with the sale of our technology.

In Europe, we’re growing and becoming even more competitive. Our Liffe derivatives and European cash trading businesses represent collectively more than 40% of our overall revenue. Liffe and Euronext set new trading volume records in first half, and are proactively responding the newly emerging European competitive landscape.

For example, we have reached a tentative agreement with LCH that should enable us to implement our LiffeClear operation in late 2008, subject to FSA approval.

Next week, we have an attractive new pricing strategy called Pack Epsilon that rewards clients for volume increases and enhances our relationships with the high-frequency trading customers.

We will soon close of the AEMS transaction, which will enable us to complete the insourcing of our European technology operations and enable its full integration into our commercial technology group.

Our Universal Trading Platform, which will debut later this year in Europe and be rolled-out in the US over the course of 2009, will be one of the most innovative trading platforms in the industry and will provide scalability, greater capacity, very low latency and higher-speed trading for our customers.

SmartPool in Europe and our venture with BIDS Trading in the US will be launched in the second half of the year. Both are designed to improve execution quality and access to liquidity in block trading on NYSE Euronext’s markets.

At the NYSE, our next-generation market model will offer a balanced combination of high-tech for fast, automated and anonymous order execution, and high-touch for discovering and improving prices, dampening volatility, and adding liquidity.

Despite what one of our competitors would have you believe, NYSE Euronext’s cash markets trade more shares than any other equities marketplace in the world. This represents over one-third of all cash equities trading globally. Overall volume on our US equities markets has increased 16% in 2008, and matched volume rose nearly 13% for all US equities during the first half compared with the year-ago period.

With the close of the Amex transaction, we will have the third largest options business in the US. We are also in the process of launching our US Futures business, called NYSE Liffe, and expect the CFTC to soon grant our DCM license.

Our listings franchise remains strong. NYSE Euronext has nearly 4,100 listed issuers, more than any other market group, representing approximately $26.7 (€17.1) trillion in total global market capitalization. The Amex will bring more than 500 issuers and 100 closed-end funds, as well as 380 ETFs.

NYSE Euronext remains the global leader in IPO proceeds, with capital raised on our markets totaling $26.4 billion (€16.7 billion) year-to-date. This is more than any other exchange group. In the second quarter of 2008, IPOs by operating companies raised a total of $6.7 billion (€4.3 billion) on NYSE Euronext markets.

Just ahead of the Beijing Olympics, China Distance Education listed with us in the US this past Wednesday. This gives us a total of 56 listed companies from Greater China on NYSE Euronext markets, with several more in the pipeline in the near future

As you can see, we’ve been busy and there’s much more to come. We now welcome your questions.

Questions and Answers

Operator: And your first question comes from the line of Don Fandetti with Citigroup. Please proceed.

Don Fandetti: Good morning. Duncan, I wanted to talk a little bit about the LCH agreement on your futures business. Can you confirm, are you saying you reached an agreement, or you hope to reach an agreement by year-end?

Duncan Niederauer: We have reached an agreement with LCH, we have a signed heads of terms agreement that we mutually agreed to a few weeks ago. We are in active conversation with the FSA to get approval for LiffeClear, and we anticipate if that goes smoothly, with the heads of the units having reached agreement with LCH already, it’s just a matter of how long the process with the FSA takes. We’re still optimistic that it will get done sometime in 2008.

Don Fandetti: And that’s strategically going to allow you to take ownership of your open interest in a more protective position, is that right?

Duncan Niederauer: Yes, I think it improves our competitive position and the idea is that it doesn’t completely re-verticalize. It brings together the pieces of the value chain that we had previously outsourced to LCH. Unlike what ICE did with ICEClear, where they completely severed their relationship with LCH. We elected not to ask our clients to create a second or additional guarantee fund. LCH will continue to provide oversight of the guarantee fund and some other risk management pieces of the equation, so we’ll continue to have an ongoing relationship with LCH in 2009. It will just be different and less substantive than the current relationship we have with them now.

Don Fandetti: Okay, and one last question on the synergies. Obviously it looks like you’re spending a lot of money generally speaking. Is there anything that makes you more confident or less confident that you’ll hit the expense synergies over the next few years?

Larry Leibowitz: This is Larry. The further we get into it, there’s more behind us, and we’re more confident obviously because there’s less to go. That said, we all recognize there’s a lot of relatively complex projects. We have to stick to our discipline. We have to on a monthly, quarterly, basis just make sure that we are truly achieving the savings that we set out to. It’s just to make sure that you actually get rid of the resources required to run that system, and so far that seems to be going as planned.

Don Fandetti: Okay, thanks.

Larry Leibowitz: Thank you.

Operator: Your next question comes from the line of Daniel Harris of Goldman Sachs. Please proceed.

Daniel Harris: Good morning, guys. You know, just following up on Don’s question, you know, how should we think about the trajectory of expenses here? I guess coming out of the quarter, you know, what’s a good run rate to use? Is that $466 million that is in the release on sort of a currency flat basis?

Mike Geltzeiler: We obviously have not given guidance on the fixed cost basis, but I think if you used a normalized figure, what we’ll start to see is the benefit of some of the headcount reductions we talked about, because that action took place in June. We are realizing more of the technology savings, but we are also spending money. When you only focus on costs – you have incremental revenues as well. So if the integration costs – we separate and report how much we’re spending on capacity integration in future quarters. If we were able to put it on merger and exit costs, no one would be focusing on it now. We do need to put those into our operating costs, so we’ll continue to highlight those for you and I think — and try to be transparent in that regard.

Daniel Harris: Right. No, I think you did a good job in this quarter — additional input into what’s going on and just more of — as we exit the quarter, what I was thinking about, but I’ll circle back with you guys. In terms of the share repurchase that will happen — on the velocity that the board has placed or how I guys are thinking about getting into the market with that?

Duncan Niederauer: Yes, we’ve discussed that with the board. They have pretty much left it up to us. They have approved the $1 billion size. If you would ask me two or three months ago, I was probably a little more hopeful in that the Amex deal would close in early August rather than early to mid-September. So we’re going to be thoughtful about what the market looks like in September. Rather than give too much information about that, you can safely assume that given that we won’t be starting until mid-September. It would be highly unlikely that we would spend all of the bullets in calendar year 2008.

Daniel Harris: Sure. That makes sense, Duncan. Thank you. And then just lastly for you, Duncan, can you talk a little bit about what you’re seeing in the tape A business, specifically in the NYSE traditional and I know that’s just a small part of your business, but what should give us comfort that, you know, what we’ve seen in terms of the shifts in market share will stabilize and that the clients there will continue to use that market structure versus looking for something else?

Duncan Niederauer: It’s a question we ask ourselves every day. Obviously we’re somewhat unique in that NYSE Group has two very different approaches, if you will, to tape A, tape C rate? I mean we have the Arca model that really tries to compete with the other ECNs, or make or take models out there — that I think takes a very, very different pricing approach. So what you have seen us tweak in terms of pricing lately is we worry about the NYSE Group number probably more than we worry about what the mix between NYSE classic and Arca is. I’m going ask Larry to add to my answer, but if you see what we’ve done most recently in June and July specifically on the Arca side, you know, you could assume that we’re using price more as a weapon. We’re using functionality and some other things Larry will talk about, more NYSE classic, rather than join the club and just go to a make or take structure.

Larry Leibowitz: Duncan, I think that was pretty well said. For the NYSE Group and tape A, we’re roughly around 43% of matched share, of which there’s probably about 25% to 30% reported to TRF — so we’re roughly 43% of the 75%. The next biggest competitor is around 23%, so what we want to do is try to maintain that spread. We understand we’re in the middle of a transformation on NYSE classic and that transformation is technology improvement, the new model improvement that we’ve talked about and lots of new features to the system. So as an example, we rolled out reserve functionality a couple months ago and a couple days ago rolled out algorithms for the floor brokers and that seems to be taking off pretty well. So the point is, if we can improve the model on the classic side, improve the rule set, we really still believe that having market makers, or specialists that have an obligation to the market makes for a better market and then use the Arca side to compete against the rest of the ECNs. That’s a strong position for us.

Daniel Harris: Okay. Thanks, guys.

Operator: Your next question comes from the line of Rich Repetto with Sandler O’Neill. Please proceed.

Duncan Niederauer: Good morning, Rich.

Richard Repetto: Good morning. Returning to the expense base, it just seems like there’s a lot of ins and outs here, and just to get a little bit more simplified, we can do this offline as well, but do you expect fixed expenses to go up or down quarter to quarter here?

Duncan Niederauer: Go ahead, Mike.

Mike Geltzeiler: One of the other things that I didn’t mention when Dan asked the question is that we have AEMS coming into the family in the next quarter. So right now AEMS is charging to Euronext costs for the IT work they provide for Euronext. We’re obviously going to consolidate AEMS — so it’s challenging to give you a fixed cost number. We currently consolidate GL Trade fixed costs. If the transaction goes through these will be exiting. There’s so much movement. To sit here and try to give you a fixed cost number, I think would be problematic, but the trends, the synergies savings we’ll continue to try to reconcile the normalized figures and investments we’re making. And the goal here is to try to start giving you more transparency in these ins and outs, because as we’ve said in the past, the problem is, this is an increasingly complex business. There are some things we’re actually getting rid of and some of the things we’re taking in. What we will offer is transparency, so you can figure out if we’re doing a good job at expense management, because that really is the goal.

Duncan Niederauer: Rich, I think you’ll find that the spirit of transparency we’re trying to convey in this call, it’s difficult for us to go into too much detail in the Q&A. But we’re happy to do it with anyone on the call, in the analyst community one on one, because I think what Mike and Larry just said to summarize is the following. You know, we believe that with the headcount management we’ve been undertaking this year and the expense management on the technology side that we’ve been undertaking, I think we’re all very confident that our so-called core expense base is absolutely going down. The challenge is GL goes out, Wombat came in, AEMS comes in, Amex comes in. All this stuff is going to hit our P&L in different ways, so I think we owe it to all of you guys as you think about your models to say here’s the core numbers. Let’s talk about currency adjustments. Let’s talk about the ins and outs and let’s talk about how to model all of that and I think you’ll find us more than willing to do that, because, for example, let’s just look at 2008. If we hadn’t done Wombat, AEMS or Amex in 2008, I think if you ask me to make an estimate on what the start of year head count versus end of year head count would be, I would say it will be 8% to 10% lower, ballpark. It’s not going to be 8% to 10% lower because the three businesses we acquired are going to add 800 to 900 people to our headcount by the end of the year. Now, all of those acquisitions bring revenue with them, so part of what we’re going to try to do with all of you in the coming months here is just give you a lot more clarity on what we’re doing, why we’re doing it, and where you should look for the numbers.

Richard Repetto: Understood. And I would just say, you know, the extra detail is great and the transparency, and we’ll work to get there — but we also got to work to simplify it just so investors can understand, you know, the plan. The extra detail is much appreciated. I guess the next question, if we can — now that — costs, on the derivatives, Larry, how much of the liquidity payments in the US operations, $281 million in total liquidity and routing, how much of that goes to Arca, or the derivatives approximately?

Larry Leibowitz: Do we have the breakout of that?

Mike Geltzeiler: Yes, we do.

Larry Leibowitz: For the second quarter, liquidity payments on the option side were $11 million.

Richard Repetto: Okay. And then I guess the last is more strategic, Duncan. I know we’re doing things CDS in Europe, but the market’s moving swiftly here it seems as well, CDS in the US. Is there — do you have any strategy — is your strategy to really penetrate in Europe first and try to do something here in the US, or — I guess what I’m afraid of is that, you know, if they set up a clearing facility that’s just going to be investment banks, it may be locking out the exchanges from that here in the US.

Larry Leibowitz: Yes, I think it’s a little too early to tell, Rich, but I think we’ve already announced our intention to roll out BClear more broadly as a US platform. There’s still a little bit of work to do with the regulators here. I don’t think it’s a boat that we’re going to miss. But at the same time, I think it’s yet to be determined exactly what the market structure’s going to be. So we’ve been talking to the regulators in Washington. We’ve been talking to some of the market participants as well, trying to figure out what it is they want from us, but I think what you have seen us do with CDS in Europe, you should at a minimum expect us to roll that out as part of our future strategy in the US.

Richard Repetto: Got you, and one quick follow-up, on this derivative price changes, do we still believe that that, the price changes are neutral to net revenues in the derivatives?

Larry Leibowitz: You mean the derivatives in the option space.

Richard Repetto: Exactly, exactly.

Larry Leibowitz: I’m sorry?

Richard Repetto: Do we still believe it’s net neutral in terms of revenue?

Larry Leibowitz: They were slightly negative, but not material would be the way to say it.

Richard Repetto: Okay. Thank you.

Duncan Niederauer: Thanks, Rich.

Operator: Your next question comes from the line of Edward Ditmire of Fox-Pitt. Please proceed.

Edward Ditmire: Good morning, guys. I guess, you know, just one more comment on the expenses, just to welcome our new CFO, I think, since the synergies and the integration plan stretches again, we won’t see the full run rate until 2011. It becomes very important to think about how you guys think about what the organic expense growth rate is in both the US and European businesses, understanding they are quite different businesses, as well as I think it would be helpful to even ex acquisitions to maybe on a go-forward since 2009 probably won’t be as busy as 2008 think about publishing and expected expense budget. But just moving on, the couple quick questions, any update on the progress for the pan-European trading platform you’ve talked about before?

Duncan Niederauer: Yes, I should have mentioned that when I mentioned Pack Epsilon and SmartPool. We are absolutely still planning to launch that in 2008. In fact, that will probably be one of the first platforms, or one of the first businesses, rather, that uses the universal trading platform. So the plan is that it’s very possible, in fact, at the first roll-out of UTP — fourth quarter launch in ‘08.

Edward Ditmire: Okay, and one follow-up question, can you talk at all about the revenues associated with the Qatar investment?

Duncan Niederauer: Yes, we can talk a little bit about that. But I don’t think we’ve really disclosed anything publicly. The only revenues you should really think about are tied to the exchange solutions business and I think Larry, you know, gave you an indication earlier, or Mike did in his comments, about what the profit margin of the exchange solutions business is. As we get to the final documents, I think certainly in the next quarter’s call, we’ll be able to give you a lot more clarity on what the size of the technology contract will be and what it’s duration will be and then we’ll try to give you flavor not only for the revenue, but, you know, potentially for the contribution to margin. I don’t think that’s anything that will show up until 2009. We hope to close that deal in probably the September or October timeframe in Qatar and then I think by the time we do the third quarter call, that should be closed and we should be able to give you more visibility then.

Edward Ditmire: Okay, thank you.

Operator: Your next question comes from the line of Roger Freeman of Lehman Brothers. Please proceed.

Roger Freeman: Well, hi. Good morning. I wanted to, I guess, come back to Europe. So the interesting disclosure around the pan European launch. Can you talk a little bit more about how you plan to differentiate from the other three platforms starting up this fall and — already in existence and I guess a combined — to follow on, have you had any discussions I guess with the broker/dealer community? Is that going to be your source of liquidity position or is it going to be buy-side? Our discussions with the brokers doesn’t suggest that there’s been much discussion with them.

Duncan Niederauer: Yes, I think that’s a fair statement. Most of these — if you look at the ones you have talked about — are either soon to launch or already launched—I think they have mainly targeted what I would call the high frequency part of the market rather than the traditional broker dealers so far. Turquoise is potentially an exception to that, but the other ones that are out there have really gone after high frequency market makers. That’s where we’ve been focusing our attention as we think — it’s not lost on us that we’ve also got to talk to our more traditional customers as well. If those conversations haven’t happened, they will and you’ll see us take a similar approach taken with some of our customers that we talked to you about before, really more in the derivative space here in the US where we think about organizational construct as an important way to compete.

Roger Freeman: What’s been the response so far from the Pack Epsilon pricing you rolled out a month ago? I think you said high frequency volume was in the 5% to 10% range in terms of volume. Has that ticked up much at all?

Duncan Niederauer: Roger, we had about six people sign up for it for the first month. About three of them did volume levels similar to what they had done prior to July and the other three substantially increased their volume with us in July. We’ve got a handful more that are starting up in August here and a few more in the pipeline for September, so we’re monitoring that fairly closely. It would look like the early returns are reasonably good. Importantly, it also gets us closer to that trading segment than we’ve been before and hopefully that will also help us kick start the pan Euro platform as well.

Roger Freeman: So of these six that have signed up, is the net revenue neutral or a decrease?

Duncan Niederauer: It’s actually been an increase because three of them increased their volumes so much from where they were before that net-net, it’s been an increase for us and for the other three guys, since their volume didn’t really go up, they actually haven’t probably achieved as much as they would hope to out of Pack Epsilon in terms of getting the cost reductions for them that would come with higher volume.

Roger Freeman: Okay, and then lastly, I want to come back to the US around the listings business, so I know you talked about market share in the aggregate for total NYSE Group. I’m wondering how your listing, your issuers look at that. There have been a couple — couple obviously is just small, sort of high profile transfers, the Nasdaq, is that declining for market share, an issue for that in terms of what you’ve marketed to them in the past, what that floor share represents in terms of information that they can get about how their stocks trade, et cetera? Also when you look at Amex, it looks like Nasdaq’s taken a fair amount of listings there, has that changed the way you look at the way you get to the break-even on that?

Duncan Niederauer: I’ll answer the second question first. In terms of the Amex stuff that’s gone on, those number — that number of transitions was sort of baked into the model already, because if you look at the historic success that Nasdaq and NYSE have had of getting listings from the Amex they were qualified to list on either Nasdaq or NYSE. I don’t think the success that Nasdaq has had is unexpected or different than in previous years. Maybe a little easier pitch because since we weren’t in a position to say much to the Amex companies until we were pretty far into the deal agreement, that was a fairly easy call, I’m sure, for them to make. I think we’ve sort of diffused that now. I think now that we’re able to be in touch with the Amex companies, they understand what’s coming. They understand what we’re in a position to do for them, so it doesn’t really concern me at this point. In terms of our core listings business, we have had a couple of high profile departures. The most recent one, given our competitive position with that company and Nasdaq’s lack of a competitive position with that company, that one really didn’t surprise me. It’s disappointing, but it really wasn’t surprising. Your other question, Roger, is a really good one, because we would be the first to admit that we probably counted and relied on the information that came off the floor that made it somewhat unique in terms of the value proposition for the issuers. So we’ve added a few people on the listing side. What we’re creating what I would call an issuer services desk that one would argue is a bit overdue and we’re staffing that with talented, professional people and we’re in the process of communicating to our listed companies what they can expect from us to partly to fill that void, of that information that used to come off the floor. So you’ll hear us talk more about that. You’ll see us out more publicly with what that issuer services model is going look like in the coming weeks and months.

Larry Leibowitz: I also think some of it has to do with repositioning or better articulating what listing in our group really means. It’s truly global access. It’s global access to an investor base, an analyst base, an issuer base, and doing a better job of saying that we are really the place to go for that.

Operator: Your next question comes from the line of Ken Worthington of JPMorgan. Please proceed.

Ken Worthington: Hi, good morning, and Duncan, bonjour.

Duncan Niederauer: Touché, Ken.

Ken Worthington: Couple questions on BClear in terms of pricing, BClear really seems to be a critical mass. The volume’s been growing like a weed. To what extent can you alter pricing? I think you’ve got pretty stringent caps on BClear right now. So to what extent is it time, or can you, or are you thinking about maybe altering the pricing or moving the caps to make that business a real big revenue contributor to your European operations?

Duncan Niederauer: You’re a good mind reader because it’s something we’ve been talking about internally. There’s no question it’s gotten traction, probably more traction than we might have drawn up on paper actually. I think it’s been quite successful. And part of that is obviously the environment in which everything is operating. It’s something we’re watching very closely. We recognize that it is an area where if certain things break the way they might, according to Rich’s earlier question, there could be an even more meaningful role for us to play in this space. I’m not prepared to say anything about it on this call. You can assume we’re modeling what the possibilities are and there is more and more of a demand for the transparency around reporting and clearing at a minimum that things like BClear provide and we would hope that it might be a place where you would have a little bit of pricing power.

Ken Worthington: Then in terms of us spending times on things that matter, can this really matter? Can this be your big diversified company? Can this actually be a big enough deal to maybe move the needle a little bit, or is it just too small and, again, spending time where it shouldn’t be spent?

Duncan Niederauer: It all depends, right. I’m not going to duck your question, but I would say if it doesn’t become a global product for us, it’s hard for me to imagine you guys would want to spend a meaningful chunk of your own time on it. If we — bring some elements of this into the US, maybe not just in the CDS space, but in the credit space more broadly, or the OTC space more broadly, then I would probably change my answer. But I think at this time, it’s still a bit embryonic.

Ken Worthington: Okay, and then just to better my understanding of BClear there, I thought BClear was largely OTC equity clearing. You guys are trying to really apply this to the CDS. I guess first, if I’m right that it’s largely the OTC equities, how different are the users, and can you — how hard is it to transition this to CDS clearing?

Larry Leibowitz: I think the platform in terms of transitioning to other products is actually trivial. That’s quite easy. The customer overlap so far is looking pretty good and that was really driven less by us and more by the customers. What we said to the dealers is, look, we’re not trying to cut them out of the dealer to dealer CDS space. This is more what I would call a B to C platform rather than a B to B platform. I think a lot of consumers want us to expand a platform like this into other products. Again, we’re studying it actively right now. We’ll take a note of it and we’ll try to give — since there have been so many questions about it and what’s going on in the environment broadly, I think we’ll take that as a to-do for the next quarterly earnings call to give you an update.

Ken Worthington: Great. Thank you very much.

Duncan Niederauer: Thank you.

Operator: And your next question comes from the line of Dan Fannon of Jefferies. Please proceed.

Matt Heinz: Good morning. It’s Matt Heinz stepping in for Dan today. Thank you for taking my question. Regarding the US futures initiative, you spoke to this a bit on Rich’s question, but how far along are you in establishing the infrastructure here? And I guess do you expect to be close to fully operational shortly after receiving the SEC approval?

Duncan Niederauer: Yeah, and, remember, it’s the — the approval that we’re waiting for comes from the CFTC. I wasn’t sure I heard your question. We hope to have the DCM license from the CFTC, I would hope by Labor Day. If I were a betting man, I would say it will be sometime in August. I think shortly thereafter we will certainly be operational with the gold and silver platform. We have a few start-up costs we have to incur that Mike outlined. The fact is we already were the technology provider for the platform, so now that we’re insourcing AEMS it’s really not that different. I mean we were already the technology provider for that complex for the CBOT, so we’ve got the technology. We’ve procured the data center space. The license is soon to follow, and then we will not have a clearing solution other than outsourcing into the CME, which we, I think we’ve discussed before, when we launch. So we will get started quickly. It will just be with the gold and silver contracts. You should expect to see us launching more product shortly behind that and then we’ve been having a lot of conversations with market participants to try to figure out what everybody wants in terms of the next — the next range of products.

Matt Heinz: Okay. That’s helpful. And do you have any initial indication from your customer base as to the, I guess the demand in the initial levels of liquidity that you expect for the platform?

Duncan Niederauer: Well, remember, when we start with the metals platform, we’re going to have to get a little creative, because the CME NYMEX combination has reasonably dominant market share in these gold and silver products. So we’ve been trying to talk to a lot of clients who are not currently customers of that complex, but are customers elsewhere in our business to see if we can get that going. Those conversations have been going pretty well. I would say if I had to foretell the future a bit, the product area that’s been coming up a lot in these conversations has been focused on the ETF arena, given the dominance will have an ETF listing after the Amex transaction, I think that’s been a place where I would say if I had to guess what the next product launch might be, ETFs would certainly be in the running.

Matt Heinz: Okay. Thank you very much.

Duncan Niederauer: Thank you.

Operator: Your next question comes from the line of Howard Chen of Credit Suisse. Please proceed.

Howard Chen: Good morning, everyone. Thanks for taking my question.

Duncan Niederauer: Yeah, sure.

Howard Chen: Duncan and Larry, you touched on this a bit, but taking a step back, you’ve made it a hallmark at the company to keep in touch with your customer segments. The company’s becoming more global, getting into new products, but there’s a lot going on in the macro and the regulatory environment right now. What are you hearing from your customers? What do they need from you and want from you and how has that changed perhaps over the last few months?

Duncan Niederauer: Well, the industry is kind of looking for direction at this point. People like more exchange transparency during times of turmoil and they need help. There’s just a lot of uncertainty out there, people trying to figure out what to do. Clearly in the more vanilla product, it’s just the need for speed and functionality and that’s sort of what we’re striving to do for them. But a lot of it is how do we get them to scale and how do we solve some of their technology problems, because they are being faced with cutbacks in their own budgets and lot of pressure. Now that we have ATS as a way to solve problems, that’s clearly been a big push for some of them.

Larry Leibowitz: I would agree, Howard — particularly from the large sell side customers is they are under so much pressure to prioritize within their own budgets that we have to, I think, be very thoughtful because the good news is we have a ton of stuff that we’re rolling out in the second half of the year, around the NYSE Classic channel specifically in terms of new market models and functionality and speed, and when we sit there and talk with our primary sell side customers, as well as the SEC, who also has a pretty full plate right now, you know, helping articulate to them what we think is important, but also listening to both of those counter parties and what they think is achievable, we’re having a lot more of those conversations than we probably would have been having six or seven months ago.

Howard Chen: Great. That’s really helpful. Thanks. Then, Mike, two quick follow-ups — following up on a previous question, do you have any threshold on how much cash on hand you want to keep or debt to cap ratio you would be comfortable taking the company to over the near term?

Mike Geltzeiler: Good question. As of June 30, our leverage ratio was about two times debt to EBITDA, and I think over the long-term, that’s a number we like to stay at or below. We might go slightly above that during the transitional phase. In terms of cash on hand, it’s something I’m looking at. We tend to have a sizable cash balance and there are reasons for that. It’s the nature of our business, there are requirements in some of the European markets for us to have a certain amount of liquidity and capital on hand, but we will be digging a little deeper into that and trying to make sure that we obviously optimize the little cash we do need to keep on hand.

Howard Chen: Okay, thanks. And then just a point of clarification, on the voluntary resignation program during the quarter and specifically with respect to those 75 FTEs that departed on June 30, how much do those 75 FTEs impact the run rate expense rate? I know you mentioned $6 million, but I couldn’t tell if that was a run rate figure or second half figure.

Mike Geltzeiler: The program was launched in June, so the people really left on June 30th There were no savings in the quarter from that. What we said is that we will save $6 million in the balance of this year, so in 2008, we will realize $6 million from the departures. When the program is complete from the 200 people that have signed up for the program, those individuals will save us $20 million realized in 2009 and in excess of $30 million in 2010. So the real run rate is $30 million. But the real run rate will not be realized until 2010. We’ll actually recognize $6 million in the second half of 2008.

Howard Chen: Okay. Thanks for clarifying.

Operator: At this time, I would like to turn the call back over to Mr. Niederauer for closing remarks.

Duncan Niederauer: I’ll say thank you and to Ken since he hung up before I got the chance, I’ll say au revoir, thank you all for dialing in. If you want to follow up with Mike and his team individually, it would be very helpful to us to understand from all of you whether the level of transparency we provided here is in the right direction. I can tell from some of your questions I think you think it is, we know it’s been a very busy year and we realize it’s kind of hard to keep track of what’s coming in and what’s coming out and our objective is to help you try to understand it better so you can collectively help us explain it to the investment community. So thanks for dialing in and enjoy your weekend. Thank you.

Operator: Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.